EXHIBIT 99.1

Chemours Announces Completion of Planned Procedures by the Audit Committee with Respect to Internal Review

Discloses Material Weaknesses and Remediation Plan

Wilmington, Del., March 27, 2024 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced that, as disclosed in the Company’s Annual Report on Form 10-K filed today, March 27, 2024, the Audit Committee of the Board of Directors has completed its planned procedures with respect to the internal review that the Company had previously disclosed on February 29, 2024, with an update provided on March 7, 2024.

The Audit Committee’s internal review of working capital actions determined that payments of up to approximately $100 million were delayed until the first quarter of 2024, primarily to certain vendors that were originally due to be paid in the fourth quarter of 2023; and collection of up to approximately $260 million of receivables that were originally not due to be received until the first quarter of 2024 were accelerated into the fourth quarter of 2023. The Audit Committee’s review determined that similar actions, though to a lesser extent, were taken in the fourth quarter of 2022, resulting in a delay of up to approximately $40 million of payments to vendors that were originally due to be paid in the fourth quarter of 2022 until the first quarter of 2023; and the acceleration of the collection of up to approximately $175 million of receivables into the fourth quarter of 2022 that were originally not due to be received until the first quarter of 2023.

The Audit Committee’s internal review determined that there was a lack of transparency with the Company's Board of Directors by three former members of senior management. The Compensation and Leadership Development Committee of the Company’s Board of Directors took the results of the Audit Committee’s internal review into account and exercised full negative discretion in making cash and equity compensation determinations with regard to these former members of senior management.

Additional details regarding these Compensation and Leadership Development Committee actions will be included in the Company’s Compensation Discussion and Analysis in its proxy statement for its 2024 Annual Meeting, when filed.

Material Weaknesses and Remediation Plan

In connection with the Audit Committee’s internal review, management completed an evaluation of the Company’s internal control over financial reporting as of December 31, 2023 and identified four material weaknesses, the details of which can be found in the Company’s Annual Report on Form 10-K filed today, March 27, 2024.

The material weaknesses did not result in any material misstatements of the Company’s financial statements or disclosures but did result in immaterial revisions to the Company’s March 31, 2023, June 30, 2023 and September 30, 2023 financial statements and a revision to the Company’s Balance Sheet as of December 31, 2022 and the Company’s Statement of Cash Flows for each of the years ended December 31, 2022 and 2021.

The Company is in the process of designing and implementing enhancements to its internal control over financial reporting. Additional details on the material weaknesses, as well as the steps the Company has taken and is continuing to take to remediate them, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise, and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,200 employees and 28 manufacturing sites, and serving approximately 2,700 customers in approximately 110 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on X (formerly Twitter) @Chemours or on LinkedIn.

CONTACTS:

INVESTORS
Brandon Ontjes
VP, FP&A and Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Corporate Media & Brand Reputation Leader
+1.302.219.7140
media@chemours.com